Exhibit (1)(c)

EATON VANCE INSURED MUNICIPAL BOND FUND

AMENDMENT TO AGREEMENT AND DECLARATION OF TRUST

AMENDMENT effective February 1, 2010, made to the Agreement and Declaration of Trust dated July 2, 2002, as amended, (hereinafter called the "Declaration") of Eaton Vance Insured Municipal Bond Fund, a Massachusetts business trust (hereinafter called the "Trust"), by at least a majority of the Trustees of the Trust in office on October 19, 2009.

WHEREAS, Section 8.3 of Article VIII of the Declaration empowers the Trustees of the Trust to amend the Declaration without the vote or consent of Shareholders to change the name of the Trust;

WHEREAS, the Trustees of the Trust have deemed it desirable to amend the Declaration in the following manner to change the name of the Trust;

NOW, THEREFORE, at least a majority of the duly elected and qualified Trustees do hereby amend the Declaration in the following manner:

1.	The caption at the head of the Declaration is hereby amended to read as follows:

EATON VANCE MUNICIPAL BOND FUND

2.	Article I Section 1.1 of the Declaration is hereby amended to read as follows:

ARTICLE I

Section 1.1. Name. The name of the trust created hereby is Eaton Vance Municipal Bond Fund.

* * * * *

IN WITNESS WHEREOF, the undersigned certifies this amendment has been duly adopted at a meeting of the Board of Trustees held on October 19, 2009. Signed this 1st day of February, 2010.

/s/ Maureen A. Gemma______

Maureen A. Gemma

Secretary to the Trust